FOR IMMEDIATE RELEASE

Company Contact:

John Coleman

Jennifer Carberry

NYFIX, Inc.

(203) 425-8000 or

info@nyfix.com

www.nyfix.com

NYFIX, INC. PROVIDES UPDATE TO DELISTING AND EARNINGS

STAMFORD, CT, October 31, 2005: NYFIX, Inc. (NASDAQ: NYFXE), NYFIX a leader in technology solutions for the financial marketplace recently announced that its independent registered public accountant, Deloitte & Touche LLP, resigned. As described in the Company’s Forms 8-K dated October 19 and 20, 2005, the Company has determined that it expects to restate its previously issued financial statements to recognize approximately $2 million in additional pre-tax, non-cash compensation expense primarily over a six-year period - 1999 through 2004.

NYFIX is currently interviewing accounting firms and proceeding as expeditiously as possible to hire a new registered public accounting firm and to bring the Company's regulatory filings current.

Nasdaq had previously provided the Company with an extension until October 31, 2005 to become current in its financial reporting. The Company will not meet this deadline. As a result, the Company has been notified by Nasdaq that the Company’s common stock will be delisted from the National Market System as of market opening on Tuesday, November 1, 2005. The Company anticipates that, following the Nasdaq delisting, its common stock will be traded in the Pink Sheets under the Symbol NYFX.PK.

The Company intends to return to the National Market System as soon as possible after it becomes current with its public filing requirements.

2nd and 3rd Quarter 2005 Update

Financial information in this press release is un-audited.

The Company has experienced quarter over quarter growth in revenues since the first quarter of 2004 and will continue to execute its business plan and strategy. The Company has no plans to make any changes in customer service.

Quarterly revenues have risen from $17 million in the first quarter of 2004 to approximately $25 million in third quarter of 2005, which is an increase of approximately 50%. For the nine months ended September 30, 2005, revenues increased approximately 30% as compared to the same period in 2004.

Revenues for the three months ended June 30, 2005 were approximately $24 million, with an estimated loss of ($0.04) per common share. For the three months ended September 30, 2005, revenues were approximately $25 million, with an estimated loss in the range of ($0.03) and ($0.01) per common share.

There has been no material change in the Company’s ability to meet its current obligations since its financial statements were filed with its Form 10-Q for the three months ended March 31, 2005.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

Financial information in this press release is unaudited. This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.